EXHIBIT 4.2

AMENDMENT TO GOVERNANCE AGREEMENT

     THIS AMENDMENT TO GOVERNANCE AGREEMENT (this “Amendment”) is dated as of January 26, 2004 and effective as of June 26, 2003 (the “Effective Date”), by and among Nestlé Holdings, Inc., a Delaware corporation (“Nestlé”), Dreyer’s Grand Ice Cream Holdings, Inc., a Delaware corporation (the “Company”), and solely with respect to Articles I, II and VIII of the Agreement (as defined below), Nestlé S.A., a corporation organized under the laws of Switzerland (“NSA”).

RECITALS

     A. Nestlé, NSA and the Company are parties to that certain Governance Agreement dated as of June 26, 2003 (the “Agreement”).

     B. Each of the parties hereto desires to amend the Agreement as set forth herein, and desires that the Agreement shall remain in full force and effect, except as expressly set forth in this Amendment.

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     2. Amendments. Section 3.02(c) of the Agreement is hereby amended in its entirety as follows:

“(c) The audit committee shall consist of the Independent Directors; provided that any independent director meeting the Independence Standards nominated by Nestlé pursuant to Section 3.03(a) may be added to the audit committee if such director is appointed by the affirmative vote of a majority of the then-authorized number of directors. Any committee except the audit committee maintained after the Effective Time shall contain at least one Continuing Investor Director. Notwithstanding the foregoing, the compensation committee shall consist of four directors, including two Continuing Investor Directors and two Independent Directors.”

     3. References. All references in the Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Agreement as amended by this Amendment.

     4. No Implied Amendments. Except as expressly provided herein, the Agreement is not being amended, supplemented, or otherwise modified, and the Agreement shall continue in full force and effect in accordance with its terms.

     5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused this Amendment to be executed on its behalf by a representative duly authorized, as of the date first set forth above.

Nestlé Holdings, Inc.
By:	/s/ Kristin Adrian
	Name:	Kristin Adrian
	Title:	Senior Vice President

Nestlé S.A. (solely with respect to Articles I, II and VIII of the Agreement)
By:	/s/ Hans Peter Frick
	Name:	Hans Peter Frick
	Title:	Senior Vice President

Dreyer’s Grand Ice Cream Holdings, Inc.
By:	/s/ Mark J. LeHocky
	Name:	Mark J. Le Hocky
	Title:	Vice President & General Counsel

3